As filed with the Securities and Exchange Commission on May 29, 2020

Registration Statement File No. 333-159851

Registration Statement File No. 333-148972

Registration Statement File No. 333-144906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-159851)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-148972)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-144906)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WABCO HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8481962
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Giacomettistrasse 1, 3000 Bern 31, Switzerland 1220 Pacific Dr., Auburn Hills, Michigan	48326-1589
(Address of Principal Executive Offices)	(Zip Code)

WABCO Holdings Inc. 2009 Omnibus Incentive Plan

WABCO Holdings Inc. Deferred Compensation Plan

WABCO Holdings Inc. Omnibus Incentive Plan

(Full title of the plan)

Jon Morrison

WABCO Holdings Inc.

Giacomettistrasse 1, 3000

Bern 31, Switzerland

+41-315-813-300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark D. Gerstein

Bradley C. Faris

Stefan Widder

Latham & Watkins LLP

330 N. Wabash Ave. Suite 2800

Chicago, IL 60611

(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

WABCO Holdings Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister (i) any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) and (ii) any and all deferred compensation obligations, in each case, registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.

Registration Statement File No. 333-159851, filed with the SEC on June 9, 2009, registering shares of Common Stock, issuable pursuant to the Registrant’s 2009 Omnibus Incentive Plan, dated May 28, 2009, and the related Junior Participating Cumulative Preferred Stock Purchase Rights;

ii.

Registration Statement File No. 333-148972, filed with the SEC on January 31, 2008, registering (i) shares of Common Stock, issuable pursuant to the Registrant’s Deferred Compensation Plan, and the related Junior Participating Cumulative Preferred Stock Purchase Rights and (ii) deferred compensation obligations that may be incurred pursuant to the Registrant’s Deferred Compensation Plan; and

iii.

Registration Statement File No. 333-144906, filed with the SEC on July 27, 2007, registering shares of Common Stock, issuable pursuant to the Registrant’s Omnibus Incentive Plan, and the related Junior Participating Cumulative Preferred Stock Purchase Rights.

On May 29, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of March 28, 2019, by and among the Registrant, ZF Friedrichshafen AG (“ZF”) and Verona Merger Sub Corp. (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger and becoming a wholly owned subsidiary of ZF (the “Merger”).

These Post-Effective Amendments are being filed as a result of the Merger. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration (a) any and all shares of Common Stock and (b) any and all deferred compensation obligations, in each case, registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on May 29, 2020.

WABCO HOLDINGS INC.

By:	/s/ JON MORRISON
	Name:	Jon Morrison
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.